Exhibit 2.1

AMENDMENT NUMBER ONE

TO

AGREEMENT AND PLAN OF MERGER

This Amendment Number One to Agreement and Plan of Merger (the “Amendment”), dated as of March 2, 2007, by and among Renasant Corporation, a Mississippi corporation (“Acquiror”), and Renasant Bank, a Mississippi banking association (“Acquiror Sub”), on the one hand, and Capital Bancorp, Inc., a Tennessee corporation (‘Seller”), and Capital Bank & Trust Company, a Tennessee banking association (“Seller Subsidiary”), on the other hand.

RECITALS:

WHEREAS, Acquiror, Acquiror Sub, Seller and Seller Subsidiary are parties to the Agreement and Plan of Merger dated as of February 5, 2007 (the “Agreement”);

WHEREAS, Acquiror, Acquiror Sub, Seller and Seller Subsidiary have determined it is advisable to amend the Agreement as provided hereinbelow; and

WHEREAS, unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to the Agreement. Effective the date of this Amendment, Acquiror, Acquiror Sub, Seller and Seller Subsidiary amend the Agreement as follows:

(a)	Section 6.1(b) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“This Agreement and the Merger Documents shall have been duly adopted and approved by the requisite vote of the stockholders of Seller and shall have been duly adopted and approved by the requisite vote of the stockholders of Acquiror to the extent required by applicable law and the rules of the NASDAQ Stock Market.”

(b)	Section 7.1(b) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“(b) by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Subsidiary) (i) if the Effective Time shall not have occurred on or prior to September 30, 2007, unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved, in which event such date shall be automatically extended to December 31, 2007; (ii) if a vote of the Stockholders of Seller is taken and such stockholders fail to approve this Agreement and the Parent Merger Documents at the Special Meeting; or (iii) if a vote of the stockholders of Acquiror is taken and such stockholders fail to approve this Agreement and the Parent Merger Documents at a special meeting of stockholders of Acquiror; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreement set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;”

2. Remaining Provisions in Full Force. Except as provided above, all other provisions of the Agreement shall remain in full force and effect as written. Nothing in this Amendment is intended to modify or effect in any way the rights and obligations of the parties arising under the Agreement prior to the date hereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, President and
Chief Executive Officer

RENASANT BANK

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, President and
Chief Executive Officer

CAPITAL BANCORP, INC.

By:	/s/ R. Rick Hart
R. Rick Hart, President and
Chief Executive Officer

CAPITAL BANK & TRUST COMPANY

By:	/s/ R. Rick Hart
R. Rick Hart, President and
Chief Executive Officer

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